EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-50051, 333-82069, 333-97569, 333-155273, and 333-167170 on Form S-8 and Registration Statement No. 333-180474 on Form S-3 of our reports dated February 27, 2014, relating to the consolidated financial statements and financial statement schedule of The Wendy’s Company, and the effectiveness of The Wendy’s Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of The Wendy’s Company for the year ended December 29, 2013.

/s/ Deloitte & Touche LLP
Columbus, Ohio
February 27, 2014